SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2004

U.S. RESTAURANT PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-13089	75-2687420
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

12240 Inwood Road, Suite 300, Dallas, Texas 75244

(972) 387-1487

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.	2

SIGNATURES	3

EXHIBIT INDEX

EX-99.1 –	Securities Purchase Agreement
EX-99.2 –	Registration Rights Agreement
EX-99.3 –	Stock Purchase Warrant – Riverview Group, LLC
EX-99.4 –	Stock Purchase Warrant – Omicron Master Trust
EX-99.5 –	Articles Supplementary Classifying And Designating A Series Of Preferred Stock As Series B-1 Redeemable Convertible Preferred Stock

Item 3.02.	Unregistered Sales of Equity Securities.

On September 14, 2004, the investors in the Series B Cumulative Convertible Preferred Stock of U.S. Restaurant Properties, Inc. (the “Company”) exercised their option to invest an additional $5.0 million in stated value 8% Series B-1 Convertible Preferred Stock (“Series B-1 Preferred”). The proceeds raised by the Company, net of placement fees, was $4.75 million, exclusive of certain transaction costs, from the sale of 5,000 shares of the Series B-1 Preferred. The Series B-1 Preferred carries an 8% cumulative dividend, payable quarterly, and is convertible into common shares at a fixed conversion price of $17.46 per share, which represents a premium to the Company’s market price for its common stock at the date of issuance. The Series B-1 Preferred has a perpetual term but is redeemable after three years at stated value plus accrued and unpaid dividends, or in common stock based on a weighted-average conversion calculation. The Company also granted warrants to the investors to purchase 64,516 shares of Common Stock at an exercise price of $18.25 per share. The warrants have a seven-year term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. RESTAURANT PROPERTIES, INC.

By:	/s/ STACY M. RIFFE
Name:	Stacy M. Riffe
Title:	Chief Financial Officer

Date: September 16, 2004